                                  July 13, 2000

Worldwide Sports and Recreation, Inc.     Worldwide Sports and Recreation, Inc.
c/o Wind Point Partners                   c/o Wind Point Partners
675 North Michigan Avenue                 One Towne Square
Suite 3300                                Suite 780
Chicago, Illinois 60611                   Southfield, Michigan 48076
Attention:  Richard Kracum                Attention:  Salam Chaudhary

                  Re:  Tender and Voting Agreement
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Gentlemen:

         Serengeti Eyewear, Inc., a New York corporation (the "Company"), Worldwide Sports and Recreation, Inc., a Delaware corporation (the "Purchaser"), and Sunshine Acquisition, Inc., a newly formed New York corporation and a wholly-owned subsidiary of the Purchaser ("Acquisition Sub"), intend to enter an Agreement and Plan of Merger, dated on or about July 13, 2000 (the "Merger Agreement"), pursuant to which, Acquisition Sub will make a cash tender offer for a purchase price of $3.95 per share (the "Offer") to acquire all of the issued and outstanding shares of common stock of the Company (the "Shares"). In order to induce the Purchaser to enter into the Agreement, the undersigned hereby agrees (a) to tender all of the Shares owned by the undersigned to Acquisition Sub pursuant to the Offer, (b) to vote the Shares owned by the undersigned in favor of the Offer, the Merger, the Merger Agreement and each of the transactions contemplated thereby at any meeting (whether special or annual, and whether or not adjourned) or by written action of stockholders of the Company, and (c) not to exercise any options or other rights to acquire any Shares prior to the Effective Time. Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to them in the Merger Agreement.

         The term of this letter agreement shall expire, and this letter agreement shall have no further force and effect, upon the first to occur of (i) the termination of the Merger Agreement, (ii) the closing of the Merger, or
(iii) August 18, 2000.

                                          Very truly yours,

                                          Nevitt Family Trust

                                          By:
                                             ------------------------
                                             Stephen Nevitt

                                          By:
                                             -------------------------
                                             David Newman

Worldwide Sports and Recreation, Inc.
July 13, 2000
Page 2





ACCEPTED AND AGREED:

Worldwide Sports and Recreation, Inc.


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